Exhibit 10.19

January 20, 2015

Bruce Hammergren

1771 Highland Place #5

Berkeley, CA 94709-1064

Dear Bruce,

It is a pleasure to welcome you to Actelis Networks (the “Company”). We make a special effort to ensure that new employees joining our team share our values and are the best people in the high tech and telecommunications business. We have attached a copy of our Mission and Values Statement for your review. This is our company constitution and the guidelines by which we expect our teammates to live and follow. We want you to understand what values we hold in high regard in advance of accepting our offer. We invite you to share this corporate culture with us.

This letter is to confirm our offer of employment for the position of Vice President of North America Sales, reporting to me. In this position, you will be expected to devote your full business time, attention, and energies to the performance of your duties with the Company. We would like the effective date of your employment to be January 20, 2015.

The terms of this offer are as follows:

1. Compensation. Base Monthly Salary: $3,333.33 ($40,000 annualized) In accordance with the Company’s standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first and last working day of any period.

2. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees, as may be in effect from time to time. Benefit coverage begins the first day of the month following employment.

3. Stock Options. Subject to action by the Company’s Board of Directors and in compliance with applicable state and federal securities laws, the Company will grant to you an option to purchase 500,000 shares of the Company’s Common Stock pursuant to the Company’s Stock Plan. The exercise price of the option will be the fair market value of the Company’s Common Stock on the date of the grant. The option will vest over four years with 1/4 of the shares subject to the option vesting one year from the effective date of your employment and 1/48 of the shares vesting at the end of each full month of your continued employment with the Company, subject to all provisions of the Stock Plan.

4. Proprietary Information Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return to the Company the confidential information agreement attached hereto, along with a signed copy of this offer letter.

5. At Will Employment. Your acceptance of this offer represents the sole agreement between you and Actelis Networks Inc., no prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Actelis Networks is an “at-will” employer which means that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

6. Travel. Periodic travel is a requirement of this position based on business needs and requirements.

7. General. This offer letter, the Employee Proprietary Information Agreement, the agreement representing stock options granted to you under the Stock Plan, when signed by you set forth the terms of your employment with the Company. This agreement can only be amended in writing signed and dated by you and by an Officer of the Company. Any waiver of a right under this agreement must be in writing. California Law will govern this agreement. As required by immigration law, this offer of employment is subject to satisfactory proof of your right to work in the United States. This offer is also contingent on successful completion of a background check.

We are delighted that you are joining Actelis Networks. Please verify your acceptance of our offer by signing and dating the enclosed copy of this letter in the space provided below and send a scanned copy of the letter and the signed Confidential Information, Invention Assignment and Arbitration Agreement (all pages) to Lea Crisp, Human Resources, at Icrisb(a.actelis.com. Please follow by mailing us the hard copies. All terms of this agreement are subject to approval of the Company’s Board of Directors. This offer of employment will terminate if it is not accepted, signed and returned by January 20, 2015.

We look forward to great success and enjoyable teamwork.

Sincerely,

ACTELIS NETWORKS, INC.

Tuvia Barley

President & CEO

ACCEPTED:

____________________________ Date: _________

Bruce Hammergren

Start Date: _________